Exhibit 99.1

FOR IMMEDIATE RELEASE

BOSTON SCIENTIFIC ANNOUNCES DEFINITIVE AGREEMENT
TO ACQUIRE AMERICAN MEDICAL SYSTEMS’ UROLOGY PORTFOLIO
FOR UP TO $1.65 BILLION

Combined Business to Advance Patient Care with Leading Solutions
Across Major Urology Categories

Marlborough, Mass., (March 2, 2015) — Boston Scientific Corporation (NYSE: BSX) today announced that it has entered into a definitive agreement with Endo International plc (NASDAQ: ENDP) (TSX: ENL) to acquire the American Medical Systems urology portfolio, which includes the Men’s Health and Prostate Health businesses, for $1.6 billion in up-front cash and a potential additional $50 million milestone based on 2016 sales. The company expects to close the transaction in the third quarter of 2015, subject to customary closing conditions.

Upon completion of the transaction, the AMS Men’s Health and Prostate Health businesses will become part of Boston Scientific Urology and Women’s Health. The acquisition encompasses the AMS product portfolio for treating urologic conditions, including benign prostatic hyperplasia (BPH), male stress urinary incontinence and erectile dysfunction. These technologies complement Boston Scientific’s strong kidney stone, pelvic organ prolapse, female stress urinary incontinence and abnormal uterine bleeding treatment portfolios, and together, will provide customers with a comprehensive urology, urogynecology and gynecologic surgery portfolio. The AMS women’s health business for treating pelvic organ prolapse and female stress urinary incontinence is not included in the transaction.

“We believe this strategic acquisition will strengthen Boston Scientific’s global leadership in the urology device category while delivering a strong return to our investors,” said Mike Mahoney, president and chief executive officer of Boston Scientific. “The combination of Boston Scientific’s Urology and Women’s Health and AMS’ urology portfolios will create a business with nearly $1 billion in annual sales and enable significant synergies and strong future growth prospects through portfolio innovation and international market expansion. We look forward to serving customers and impacting patient care in ways that could not be realized by either company alone.”

Based in Minnetonka, Minn., the AMS Men’s Health and Prostate Health businesses include approximately 800 employees worldwide, and generated 2014 sales of approximately $400 million and adjusted operating income of approximately $130 million, excluding amortization and certain allocated expenses. GAAP operating income, including amortization and certain allocated expenses, was approximately $60 million1 in 2014. Upon closing, Boston Scientific will acquire a diverse portfolio, including:

•                                          The minimally invasive GreenLight XPS™ and HPS™ Laser Therapy Systems for treating BPH, a non-cancerous enlargement of the prostate and one of the most common diseases among aging men.2 Worldwide, BPH affects approximately 90 million men over 50 each year, with over 25

— more —

million suffering from moderate to severe symptoms.3-6 The GreenLight XPS System is a leading BPH laser treatment technology.

•                                          The AMS 800™ Urinary Control System for treating stress urinary incontinence, a condition affecting an estimated 12 million men worldwide, with 70-80% of cases secondary to prostate cancer treatment.7-12 AMS is a leading provider of male incontinence treatment devices.

•                                          The AMS 700™ Inflatable Penile Prosthesis for treating erectile dysfunction, a condition affecting more than 200 million men annually worldwide, with nearly 50% of men over 60 suffering from moderate to severe symptoms.6,13 AMS is a leading provider of erectile restoration devices.

Commenting on the agreement, Karen Prange, senior vice president and president of Urology and Women’s Health at Boston Scientific Corporation said, “Urology is an exciting area with ample opportunities to address unmet medical needs. This acquisition is intended to bring together the global talent, expertise and product portfolios of both companies to drive continued healthcare advancements and value for our customers.  Together, our strong leadership and innovative solutions can help physicians provide relief, restore bodily functions and enable millions of patients worldwide to regain control of their lives.”

The acquisition is expected to result in annual pre-tax synergies in excess of $50 million by the end of 2018.  On an adjusted basis, the transaction is expected to be breakeven to adjusted earnings per share in 2015, accretive by at least 3 cents in 2016, approximately 7 cents in 2017, and increasingly accretive thereafter. The transaction is expected to be less accretive (or dilutive, as the case may be) on a GAAP basis 2015 through 2017, due to amortization expense and transaction and integration costs.

The acquisition is being structured as an asset purchase for tax purposes. Boston Scientific intends to finance the acquisition through a combination of existing and newly committed credit facilities. J.P. Morgan acted as financial advisor to Boston Scientific.

Conference Call and Webcast Information

Boston Scientific will host a conference call to discuss this transaction today, Monday, March 2, at 8:30 am E.T. The call will be hosted by Mike Mahoney, president and chief executive officer, and Dan Brennan, executive vice president and chief financial officer.

A live webcast of the conference call will be available via the Boston Scientific website. Webcast registration is available on the Investor Relations section of the website at www.bostonscientific.com/investors. Registration at least 15 minutes prior to the scheduled start time is encouraged to ensure a timely connection.

A replay of the webcast will be archived and accessible at www.bostonscientific.com/investors approximately one hour following the completion of the conference call.

Financial and operational highlights of the AMS transaction are also available on the Investor Relations section of the website under the tab, “Quarterly Results and Non-GAAP Reconciliations.”

About Boston Scientific

Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world.  As a global medical technology leader for more than 35 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare.  For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words.  These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance.  These forward-looking statements include, among other things, statements regarding markets for our products and our performance in those markets, our global business plans, product performance and impact, competitive offerings, the acquisition, the impact of the acquisition, including expected financial impact and anticipated synergies, the sources of financing for the acquisition and timing of closing.  If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements.  These factors, in some cases, have affected and in the future (together with other factors) could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release.  As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

Factors that may cause such differences include, among other things: future economic, competitive, reimbursement and regulatory conditions; new product introductions; demographic trends; the closing and integration of acquisitions; intellectual property; litigation; financial market conditions; and future business decisions made by us and our competitors.  All of these factors are difficult or impossible to predict accurately and many of them are beyond our control.  For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item 1A — Risk Factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Part II, Item 1A — Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file hereafter.  We disclaim any intention or obligation to publicly update or revise any forward-looking statements to reflect any change in our expectations or in events, conditions or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.  This cautionary statement is applicable to all forward-looking statements contained in this document.

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements presented on a GAAP basis, we disclose certain non-GAAP financial measures including adjusted earnings per share. Adjusted earnings per share excludes goodwill and intangible asset impairment charges; acquisition-, divestiture-, litigation- and restructuring-related charges and credits; certain discrete tax items and amortization expense.  Non-GAAP measures such as adjusted earnings per share are not in accordance with generally accepted accounting principles in the United States.  The GAAP financial measure most directly comparable to adjusted earnings per share is GAAP earnings per share.  The difference between our estimated impact of the acquisition on our GAAP and adjusted earnings per share relates to amortization expense on acquired intangible assets and acquisition-related net charges, which primarily include exit costs and other fees.  These amounts are excluded by the Company for purposes of measuring adjusted earnings per share.

Management uses adjusted earnings per share along with other supplemental non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in our business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources.  Non-GAAP financial measures, including adjusted earnings per share, should not be considered in isolation from or as a replacement for GAAP financial measures.  We believe that presenting non-GAAP financial measures in addition to GAAP financial measures provides investors greater transparency to the information used by our management for its financial and operational decision-making and allows investors to see our results “through the eyes” of management.  We further believe that providing this information better enables our investors to understand our operating performance and to evaluate the methodology used by management to evaluate and measure such performance.

CONTACTS
Media:	Investors:
Kelly Leadem	Susie Lisa, CFA
508-683-5543 (office)	508-683-5565 (office)
Global Media Relations	Investor Relations
Boston Scientific Corporation	Boston Scientific Corporation
media@bsci.com	investor_relations@bsci.com

1 Includes amortization of approximately $60 million and certain allocated expenses of approximately $10 million.

2 American Urological Association. Diagnosis and treatment recommendations. In: AUA Guideline on the Management of Benign Prostatic Hyperplasia. Linthicum, MD: American Urological Association Education and Research, Inc. ;2003;4:1-43.

3 Barry M, Roehrborn C (1997). Management of benign prostatic hyperplasia.  Annu Rev Med, 48: 177-189.

4 BioMed Strategies Report; 6/28/96.

5 Thomson Reuters Incidence and Prevalence Database.

6 US Census Bureau.

7 Irwin DE et al (2011) — Worldwide prevalence estimates of lower urinary tract symptoms, overactive bladder, urinary incontinence and bladder outlet obstruction.  BJUI, 108: 1132-9.

8 Litwin MS et al (1995) - Quality-of-life outcomes in men treated for localized prostate cancer.  JAMA, 273(2): 129-35.

9 Penson DF et al (2005) - 5-year urinary and sexual outcomes after radical prostatectomy: results from the prostate cancer outcomes study.  J Urol, 173(5): 1701-5.

10 Begg CB et al (2002) - Variations in morbidity after radical prostatectomy.  NEJM, 346(15): 1138-44.

11 Steineck G et al (2002) - Quality of life after radical prostatectomy or watchful waiting.  NEJM, 347(11): 790-6.

12 Data on file.

13 Aytac IA et al (1996) - The likely worldwide increase in erectile dysfunction between 1995 and 2025 and some possible policy consequences.  BJUI, 84: 50-6.